Exhibit 10.2

MANAGEMENT BOARD MEMBER SERVICE CONTRACT

between

SUPERIOR Industries Europe AG,

represented by its Supervisory Board,

Gustav-Kirchhoff-Straße 10

67098 Bad Dürkheim

- hereinafter referred to as the "Company" -

and

Mr. Andreas Meyer Hahnengasse 3

55232 Ensheim, Germany

born May 9, 1965

- hereinafter referred to as "Executive Board Member" –

The Company's Supervisory Board has appointed the Board Member by written resolution on September 26, 2019 for a term of three years. The Board Member accepted his appointment.

§ 1
Areas of Responsibilities and Duties

(1)

The Executive Board Member shall have the job title "Chairman of the Management Board Superior Industries Europe AG” and for Superior Industries International Inc. “Senior Vice President, President Europe.

(2)

The Board Member shall manage the Company's business together with the other members of the Executive Board. If other members of the Executive Board have been appointed or will be appointed, the areas of responsibilities and duties of the Board Member will be defined in detail in the rules of procedure (Geschäftsordnung) and the plan regarding the allocation of responsibilities and duties (Geschäftsverteilungsplan) of the Executive Board, which may be adapted to the business development and the operating requirements of the Company at any time. The status of the Board Member as member of the Company's Executive Board shall not be affected by such adaptations.

(3)

The Executive Board Member shall perform his duties with the diligence of a prudent businessman and comply with the duties imposed by law, the Company's articles of association (Satzung) and this Service Contract. In addition, the Board Member has to comply with the resolutions of the Supervisory Board and of the Shareholders' Meeting (Hauptversammlung) and with the Code of Conduct of Superior Industries International, Inc. (“Superior”).

(4)	The Board Member shall represent the Company in and out of court pursuant to the statutory provisions.

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(5)

The Board Member shall also assume management duties in other companies that are, directly or indirectly, controlled by the Company, in particular the duties of an executive board member, managing director, supervisory board member and comparable positions. Unless otherwise expressly agreed, the remuneration pursuant to this Service Contract shall also be deemed to compensate the Board Member for the additional duties assumed by him, also in case of a change to the function or a new allocation of the responsibilities within the Executive Board. To the extent the Board Member is active for affiliated companies, his remuneration will be charged pro rata by using working days (Einsatztage) as measure for the allocation of his remuneration.

(6)	The Board Member shall exercise the rights and fulfill the obligations of an employer in accordance with the applicable labor and social security law provisions.

§ 2
Term

(1)

This Service Contract shall become effective November 1, 2019 for a term of three years until October 31, 2022, and shall, in the case of the renewal of the term of office or the re-appointment of the Board Member, be automatically renewed for another one year, unless terminated by a party with nine month prior notice.

(2)

The renewal/re-appointment must be communicated in writing to the Board Member ten (10) months prior to the end of the term of office and the Board Member must immediately (i.e. within one month after receipt of such communication) accept or deny the renewal/re-appointment in writing vis-à-vis the Company.

(3)

Each party has the right to terminate this Service Contract early for good cause (aus wichtigem Grund). In this case, all rights and obligations under this Service Contract shall terminate, to the extent not otherwise set forth in this Service Contract (in particular as set forth in § 5 para. (4), § 12, § 13, § 15, § 17 and § 18).

(4)	Each termination of this Service Contract must be made in writing. The termination becomes effective upon receipt of the termination letter by the other party.
(5)

Moreover, the Service Contract shall end without any notice of termination being required at the end of the month in which the Board Member reaches the regular retirement age as determined by the statutory pension scheme or if a disability of the Board Member has been declared (Feststellung der Erwerbsunfähigkeit). In this case, all rights and obligations under this Service Contract shall terminate, to the extent not otherwise set forth in this Service Contract (in particular as set forth in § 5 para. (4), § 12, § 13, § 15, § 17 and § 18).

(6)

In case of a "Change of Control", as defined in the Superior Equity Plan language, the Board Member has a right to terminate the Service Contract within three months after the change of control has occurred for cause and without any notice period (fristlos aus wichtigem Grund). The termination must be made in writing vis-à-vis the Company. In this case, this Service Contract including all exhibits would terminate immediately and the Board Member would obtain a compensation payment in the amount of three monthly gross salaries. There would be no further claims of the Board Members against the Company and all potential further claims, whether known or unknown, would be deemed to be settled with this compensation payment.

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§ 3
Scope of management and representation

(1)

The Board Member's right to manage the Company's business includes taking all kinds of measures on behalf of the Company, including measures relating to companies that are, directly or indirectly, affiliated with the Company.

(2)

The management of the Company's business is subject to any approval rights of the Supervisory Board, to the extent set forth in the articles of association, the rules of procedure or by resolution of the Supervisory Board.

§ 4
Place of work and scope of duties

(1)

The place of work shall generally be the Company's registered office in Bad Dürkheim. However, within the scope of his responsibilities and duties, the Board Member has an obligation to resume activities in other places, to the extent expedient for business reasons from the Company's perspective and reasonable (zumutbar). The Board Member is aware that the Board Member's activity is associated with frequent business trips in Germany and abroad (in particular air travel).

(2)

The Board Member undertakes to commit his total working capacity and his total know-how and professional experience to the Company. He is not bound to observe specific working hours but, to the extent required by the Company's needs, has to be available to provide services to the Company and to represent the interests of the Company.

§ 5
Remuneration

(1)

The Board Member shall receive a fixed gross salary of EUR 345,000 p.a. (in words: three hundred and forty five thousand). The salary shall be paid in twelve equal monthly installments at the end of each month, observing the tax and social insurance provisions of the law. If the term of office starts or terminates during a calendar year or in case of changes to the remuneration, the remuneration shall be calculated pro rata temporis.

(2)	In addition to the fixed salary set out in paragraph (1), the Supervisory Board shall enter into bonus agreements with the Board Member in line with the following provisions:
a)

Annual bonus: For the fiscal year 2019, the Supervisory Board Member and the Board Member has an annual bonus target of fifty five percent (55%) of his base salary pursuant to the terms and conditions of the Superior Industries International, Inc Annual Incentive Performance Plan. The bonus for 2019 will be pro-rated from the November 1, 2019 hire date through December 31, 2019.

b)	Long term bonus: For the fiscal years 2020-2022 the long term bonus target is eighty percent (80%) of his base salary awarded through annual grants of shares in Superior Industries International Inc.

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c)

For the period following the expiry of the initial bonus agreements, the payment of further bonus payments is in the sole discretion of the Supervisory Board. The long-term goals for the fiscal year 2020, 2021 and 2022 shall be determined by the Supervisory Board in its good faith discretion (nach billigem Ermessen). To the extent the Supervisory Board and the Board of Directors of Superior agree to long term bonus agreements, such agreements should usually encompass a time period of at least three fiscal years.

(3)

With the remuneration pursuant to paragraphs (1) and (2) above, all activities of the Board Member under this Service Contract, including overtime and work on Sundays and public holidays, shall be deemed fully compensated.

(4)

In cases of termination of the term of office as member of the Management Board for good cause (aus wichtigem Grund) and, potentially, termination of this Service Contract for good cause pursuant to § 2 para. (2) above, any bonus entitlement that has not yet fully arisen or become due at the time of the termination shall lapse. In all other cases of termination of the term of office or of the Service Contract, any annual bonus entitlement that has not yet fully arisen or become due at the time of the termination shall be granted pro rata temporis until the date of termination of the term of office as member of the Management Board

§ 6
Social Insurance and Other Benefits

(1)

The Board Member shall be included in the D&O insurance taken out by the Company with a coverage of EUR 15 million or more, which (to the extent legally permissible and subject in particular to the deductible (Selbstbeteiligung) of the Board Member pursuant to section 93(2) 3rd sentence of the German Stock Corporation Act (Aktiengesetz; "AktG")) fully covers any damage arising from a potential negligent violation of duties.

(2)	The Board Member agrees to take residence within 110 km of Bad Dürkheim.
(3)

In addition the Board Member shall receive a monthly allowance for the voluntary private or statutory private health and nursing care insurance, private pension scheme and private unemployment scheme in a gross amount of EUR 1,000 (in words: one thousand euros). Such payment will be paid out with the ordinary monthly remuneration payments.

(4)

To the extent any benefits – in cash or in kind – that go beyond the remuneration set forth in § 5 and in the preceding paragraph are granted, such benefits are granted on a mere voluntary basis unless explicitly agreed otherwise in writing. Even if such benefits are granted several times, the Board Member does not acquire an enforceable claim to receive such benefits in the future. The Supervisory Board decides for each month, or for each year, as the case may be, if and to the extent such additional benefits will be granted.

§ 7
Company Car

(1)

The Company shall provide a company car to the Board Member, which he may also use for private purposes. The Board Member shall pay tax on the monetary value of the private use. Further details are set forth in a separate agreement regarding the company car as well as the specific provisions of Superior’s European company car policy.

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(2)

The Company is entitled to replace the company car by another equivalent vehicle at any time. The Company reserves the right to change the provisions relating to company cars – in particular regarding the classification of vehicles – in connection with a general adaptation of these provisions within Superior.

(3)

The Company is entitled to revoke without any compensation the provision of a company car for economic reasons, in connection with a change of the activities or disability (after expiry of the statutory period for the continued payment of remuneration) of the Board Member. In case of a revocation, The Board Member shall immediately return the company car at the Company's seat. Any right of retention, regardless of its legal basis, shall be excluded.

§ 8
Cost reimbursement

(1)

The Board Member is entitled to claim reimbursement of the expenses (costs of travel and other expenses) for business trips that are required in the interest of the Company in compliance with the Company's guidelines (the Company's guidelines regarding travel expenses and other expenses shall apply).

(2)

For air travel within Germany and Europe, only economy-class tickets shall be reimbursed. Overseas flights or flights with a non-stop flight time of more than five (5) hours can, alternatively, also be booked in business class and be reimbursed accordingly.

§ 9
Mobile Phone/Notebook

The Company shall provide a mobile phone and a laptop computer to the Board Member for business purposes, which may also be used for private purposes to a reasonable extent. Upon termination of this Contract, the Board Member shall return the mobile phone and the laptop computer to the Company. The same applies in case of a leave of absence (Freistellung). Any right of retention, regardless of its legal basis, shall be excluded.

§ 10
Inability to Work

(1)

If the Board Member is unable to work, he shall inform the other members of the Management Board and the Company's Supervisory Board about the reason of his inability to work. If the Board Member is sick for more than three (3) working days, he is obliged to submit a medical certificate stating the presumable duration of his sickness before expiration of the third working day after the beginning of his inability to work.

(2)

If the Board Member is unable to work due to sickness, accident or any other reason beyond his control, the Company shall continue paying the Board Member the monthly base salary pursuant to § 5 para. (1) of this Service Contract for the duration of three (3) months, but no longer than until the termination of this Service Contract.

(3)	Section 616 of the German Civil Code (Bürgerliches Gesetzbuch; "BGB") shall be excluded.

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§ 11
Vacation

(1)

The Board Member is entitled to a paid annual vacation of 30 working days. Working days in this sense shall be Monday to Friday. In calendar years in which the Board Member is not employed for a full twelve (12) months, the vacation shall be calculated pro rata temporis.

(2)

The timing of the vacation shall be agreed with the other members of the Management Board and the CEO of Superior and shall be coordinated in due time in advance in writing. During his vacation, the Board Member shall ensure that he is reasonably represented by the other members of the Management Board.

(3)	If the Board Member is unable to take his vacation fully by the end of a calendar year, the vacation entitlement shall lapse, unless expressly agreed otherwise in writing.
(4)

Any outstanding vacation entitlement of the Board Member that could not be taken fully or partly before termination of this Service Contract shall be compensated together with the last salary payment. The compensation shall be based on the average of the contractual remuneration pursuant to § 5 which was paid during the last twelve (12) months of this Service Contract.

§ 12
Confidentiality/Business Documents

(1)

During and after the termination of his term as member of the Executive Board, the Board Member shall treat all confidential matters as well as business and trade secrets that have become known to him in connection with his activity as member of the Executive Board strictly confidential, including the remuneration agreed in § 5 and business and trade secrets of companies affiliated with the Company.

(2)

Business documents of any kind, data (regardless of the data carrier) or any kind of physical items may not be provided to any third party unless required to comply with their obligations under applicable labor law.  Any business documents or items relating to the Company or affecting the interests of the Company are owned by the Company, regardless of their addressee.

(3)	The obligations set forth in para. (1) and (2) shall survive the termination of this Service Contract.
(4)

The Board Member undertakes to immediately return at the Company's seat any and all business documents of any kind, data (regardless of the data carrier) or any kind of physical items owned by the Company upon request, but in any event upon termination of his term of office. Upon request, but in any event upon termination of his term of office, the Board Member shall immediately provide a list of all passwords, writing protection codes and similar tools (access codes) used by him in connection with his activity as a member of the Executive Board to the Company. Any right of retention, regardless of its legal basis, shall be excluded.

(5)

Upon request but in any event upon termination of his term of office and subject to any applicable litigation holds, the Board Member shall immediately delete all data and information relating to the Company's affairs stored on private data carriers.

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§ 13
Copyrights

(1)

"Intellectual Property" as used in this Service Contract are all rights to inventions, industrial designs (Geschmacksmuster), creations, computer programs, data bases, trademarks, business names and titles, related copyrights and equivalent rights as well as all rights from respective applications and registrations and usage rights relating to such copyrights.

(2)

The Board Member hereby transfers to the Company any and all existing and future Intellectual Property which he creates in performing his contractual duties under this Service Contract and/or his office as member of the Executive Board. If such transfer is legally not possible, the Board Member hereby grants to the Company an unlimited right of use in terms of time, geography and content at no cost for all known and unknown kinds of usage relating to this Intellectual Property to the largest extent legally possible, in particular a right to edit, copy, publish, transfer and/or license to third parties.

(3)

To the extent that further declarations are required or useful for the transfer or granting of usage rights, the Board Member shall immediately issue all required and/or useful declarations and take any required or useful actions. Any costs for the transfer of Intellectual Property and for the granting of usage rights shall be borne by the Company.

(4)

The Board Member will inform the Company immediately about any Intellectual Property acquired by him during the term of the Service Contract, including a comprehensible documentation regarding such Copyrights.

(5)	The transfer of Intellectual Property and the granting of usage rights are covered by the remuneration set forth in § 5, including for the time after the termination of this Service Contract.

§ 14
Secondary Employment; Acceptance of Benefits

(1)	The Board Member undertakes to commit his total working capacity and his total know-how and professional experience to the Company.
(2)

Any paid secondary employment, in particular the membership on an advisory board, supervisory board or comparable body is subject to the prior written consent of the Supervisory Board. The number of mandates is limited to one (1). The consent shall be granted immediately if The Board Member has notified the secondary employment in writing to the Supervisory Board (kind of activity, work place and term) and there are no good reasons to refuse the secondary employment. The approval may be withdrawn at any time for a good reason (aus sachlichem Grund). This does not apply to beneficient, confessional and political activities, to the extent they do not affect the activities to be provided under this Service Contract. With respect to such activities, the Board Member shall only have an obligation to notify the Supervisory Board in writing.

(3)	Any publications, interviews, or speeches of the Board Member require prior approval by the Supervisory Board if they may affect the interests of the Company.
(4)

The Board Member may not request, accept or accept promises to make, gifts or other privileges for his own benefit or for the benefit of a third party from persons or companies that have a business relationship with the Company. Such undue privileges shall not include invitations and other actions that are deemed usual in the ordinary course of business. The Board Member shall comply with the compliance policies of the Superior, as may be amended at any time, without any exceptions.

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§ 15
Non-compete

(1)

For the duration of this Service Contract, the non-compete covenant of section 88 AktG shall apply. In addition, during the term of this Service Contract, the Board Member shall refrain from, directly or indirectly, on his own account or on the account of a third party, entering into any business transactions in the industry in which Superior is active or to acquire a competing business or a participation in a competing business, with the exception of mere financial participations without any entrepreneurial influence of up to two (2) % in the capital of listed companies.

(2)

In addition, the parties agree on a post-contractual non-compete covenant. For the duration of one year after termination of this Service Contract, the Board Member undertakes to refrain from entering into an agreement with any company which is a competitor of Superior, or to found a business that competes with Superior or to acquire a participation in such a business, or to work in any other form, directly or indirectly, as an employee or self-employed, for any competing business, with the exception of mere financial participations without any entrepreneurial influence of up to two (2) % in the capital of listed companies. The activities of Superior Industries International, Inc. defining the scope of this non-compete covenant include the development, production and sale of light metal wheels in Europe, Asia and North America.

(3)

For the duration of the non-compete covenant, the Company undertakes to pay to the Board Member a compensation equivalent to 50% of the last base salary paid to the Board Member pursuant to § 5 para. (1). Any amounts received by the Board Member, or amounts the Board Member could have received but in bad faith omitted to receive, through other use of his working capacity during the term of the non-compete shall be deducted from the compensation, if these amounts and the compensation combined exceed at least 1/10 of the last remuneration (1/4 of the last remuneration in case of a change of residence). The Board Member shall for the term of the non-compete covenant at any time and without prior request by the Company, and by no later than at the end of a quarter year inform the Company about the amount of any remuneration earned and the address and name of his employer.

(4)

Before the effective termination of this Service Contract, the Company may waive compliance with the non-compete covenant by written declaration. In this case, the obligations of the Parties under paragraphs (2) and (3) above shall expire twelve (12) months after receipt of the waiver by the Board Member, to the extent they have not expired earlier pursuant to paragraph (2). If the Company has declared the waiver 12 months prior to the termination of the Service Contract, the obligations set forth in paragraphs (2) and (3) shall not come into existence.

(5)

In the case of a termination for cause (aus wichtigem Grund), the party entitled to terminate the Service Contract shall have the right to unilaterally cancel the non-compete covenant with immediate effect by written notice to the other party or within one month after receipt of the notice of termination for cause. If this Service Contract is revoked by agreement between the parties, the obligations pursuant to paragraphs (2) and (3) shall remain valid, unless otherwise agreed by the Company and the Board Member.

(6)

The Board Member shall pay a contractual penalty to the Company for each violation of the non-compete covenant. The amount of the contractual penalty will be determined in the good faith discretion (nach billigem Ermessen) of the Company's Supervisory Board and may be verified by the competent district court (Landgericht) as to its appropriateness. If the violation consists of the participation in the capital of a competing business or the conclusion of a long-running contractual relationship (e.g. an employment, service or advisor agreement), the penalty shall become payable for each calendar month in which the participation or relationship continues to exist (a "Continuous Violation"). Several violating actions may trigger separate payments, potentially several times in one month. If several violations occur within a Continuous Violation, such violations are deemed to be included in the Continuous Violation. In case of a Continuous Violation, the aggregate amount of the contractual penalty shall be limited to EUR 500,000. The right of the Company to claim further damages pursuant to Section 280 German Civil Code shall remain unaffected.

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§ 16
Other provisions

(1)

In the interest of both parties, the Board Member shall immediately inform the Supervisory Board about any potential conflicts of interest. This applies in particular if customers, suppliers or other business partners of the Company or an affiliated company are closely related to the Board Member via family relationship, personal friendship or direct or indirect economic relationship. The obligation to notify is not restricted to cases in which a conflict of interest has a specific impact on the activity of the Board Member; the appearance of a conflict of interest is sufficient.

(2)

The Company expects a behavior of the Board Member in public that does not generate any complaints. Any potential statements in the press relating to the activity of the Board Member shall be subject to prior coordination with the Supervisory Board.

(3)	This Service Contract is subject to the mandatory provisions of German stock corporation law.
(4)	The Company's Supervisory Board has approved this Service Contract by resolution on September 26 , 2019 and has authorized its chairman to execute this Service Contract for the Company.

§ 17
Written form requirement

Any changes of and amendments to this Service Contract shall require written form. This also applies to any change of this § 17.

§ 18
Miscellaneous

(1)

Should any provision of this Service Contract be or become invalid or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions of this Service Contract. The invalid or unenforceable provision shall be replaced or the gap or omission shall be filled by a valid or enforceable provision which most closely reflects the purpose of the invalid and/or unenforceable provision.

(2)	This Service Contract is subject to the laws of the Federal Republic of Germany.

Southfield, Michigan USA,	Ensheim, Germany,

September 26, 2019	September 26, 2019

/s/ Majdi Abulaban	/s/ Andreas Meyer

Superior Industries International, Inc.	Mr. Andreas Meyer

represented by Mr. Majdi Abulaban as
Chairman of the Supervisory Board

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